Exhibit 5.1
Ellis A. Regenbogen
Associate General Counsel
and Corporate Secretary

USG Corporation
125 South Franklin Street
Chicago, IL 60606-4678
312 606-5978
Fax: 312 606-4150

E-mail eregenbogen@usg.com

Founded in 1902
February 28, 2007
USG Corporation
125 South Franklin Street
Chicago, IL 60606-4678
Gentlemen:
     I have acted as counsel for USG Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) of $30,000,000 of the Company’s Deferred Compensation Obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the USG Corporation Deferred Compensation Plan (the “Plan”). In such capacity, I examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan and such other documents as I deemed necessary or appropriate for the purposes of the opinion expressed herein.
     On the basis of the foregoing, I am of the opinion that the Obligations have been duly authorized and, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equity principles (regardless of whether enforcement is sought in equity or at law).
     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement and any amendment thereto.

Sincerely,

/s/ Ellis A. Regenbogen

Ellis A. Regenbogen